For Immediate Release

THE McGRAW-HILL COMPANIES REPORTS
65% INCREASE IN FIRST QUARTER EPS

First Quarter 2010 Highlights

-Diluted earnings per share of $0.33
-Net income increases by 63.9% to $103.3 million
-Operating margin expands in all segments

New York, NY, April 27, 2010 — The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share of $0.33 for the first quarter of 2010, a 65% increase compared to $0.20 for the same period in 2009.  Net income for the period increased 63.9% to $103.3 million versus $63.0 million for the first quarter of 2009.  Revenue grew by 3.7% in the first quarter to $1.2 billion.

“Recovery in global bond markets, solid results in U.S. higher education, which is benefiting from double-digit growth in digital products and services, and an outstanding performance in global energy information markets were major factors in our first quarter,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies.  “The operating margin expanded in all three segments.”

Education:  Revenue for this segment increased by 1.5% to $317.2 million in the first quarter compared to the same period last year.  The operating loss for the period was cut by 19.3% to $61.8 million.  Foreign exchange rates increased revenue by $5.8 million, and had an unfavorable impact on the operating loss of $2.4 million.

The McGraw-Hill School Education Group’s revenue declined by 9.0% to $111.6 million in the first quarter as a modest gain in the instructional materials market was offset by a decline in the testing market.

The McGraw-Hill Higher Education, Professional and International Group’s revenue increased by 8.3% to $205.7 million in the first quarter.

In the elementary-high school market, the McGraw-Hill School Education Group increased sales. Because most school districts do not make significant new purchases in this period, supplemental, residual and intervention orders accounted for most of the activity in the adoption states. North Carolina, usually the only adoption state to purchase new materials in the first quarter, was not in the market this year. In the open territory, the McGraw-Hill School Education Group benefited from large orders for world languages in Ohio, reading in Maryland and music in South Dakota, as well as supplemental and residual orders.

Growth in the expanding formative testing market was offset by the planned phase out of statewide custom contracts in California, Florida and Arizona.  McGraw-Hill Education’s Acuity, a leader in the formative assessment market, continued to add new customers.

For McGraw-Hill Higher Education, Professional and International Group, surging sales of digital products contributed to a strong first quarter performance in the U.S. college and university market and improved results in professional markets.

Increased demand fueled by higher enrollments carried through from the fourth quarter of 2009 into the first quarter of 2010 in higher education.  Double-digit revenue increases were produced by e-books, online courses and online homework management assessment products for students, including McGraw-Hill Connect™, the industry’s most advanced interactive platform.

McGraw-Hill Higher Education’s best sellers in the first quarter included:
  -  Sanderson, Computers in the Medical Office, 6th Edition
  -  Shier, Hole’s Human Anatomy and Physiology, 12th Edition
  -  Garrison, Managerial Accounting, 13th Edition
  -  Judson, Law and Ethics for Medical Careers, 5th Edition
  -  Feldman, Essentials of Understanding Psychology, 8th Edition

In professional markets, digital revenue increased at a double-digit rate and traditional book sales in retail channels got off to a positive start in the first quarter.

AccessPhysiotherapy, the sixth vertical site in the AccessMedicine™ suite of online subscription platforms for medical students, educators and physicians, was launched in the first quarter.  AccessPhysiotherapy includes content from across McGraw-Hill Education, including Anatomy and Physiology Revealed, a virtual dissection tool from McGraw-Hill Higher Education, and Clinical Sports Medicine videos from McGraw-Hill Australia.

Revenue, excluding the impact of foreign exchange, declined slightly in international markets.

Financial Services:  Revenue for this segment increased by 9.3% to $667.0 million in the first quarter compared to the same period last year. Operating profit grew by 12.3% to $260.0 million. Foreign exchange rates benefited revenue growth by $11.7 million and had minimal impact on operating profits.

Standard & Poor’s Credit Market Services’ revenue increased by 15.4% to $451.5 million in the first quarter compared to the same period last year.

Standard & Poor’s Investment Services’ revenue decreased by 1.5% to $215.5 million in the first quarter compared to the same period last year.  The decline was primarily attributed to the divestiture of Vista Research and the expiration of contracts with banks for independent equity research required by the research settlement.

Transaction revenue at Standard & Poor’s Credit Market Services increased by 33.6% to $149.0 million, or 33.0% of Standard & Poor’s Credit Market Services top line in the first quarter.  Keys to this performance were tight credit spreads and an improving economy, which contributed to record first quarter issuance in the high-yield market and a surge in bank loan rating activity.  Transaction revenue includes the rating of new issuance for corporate, public finance, structured finance instruments, bank loans and corporate credit estimates.

Non-transaction revenue at Standard & Poor’s Credit Market Services, which includes annual contracts, surveillance and subscription fees, grew by 8.1% to $302.4 million in the first quarter compared to the same period last year.  Growth in annual fees and increases in subscriptions were important contributors to the improved performance.

Based on the domicile of the issuer, new issue dollar volume in the first quarter declined by 14.8% in the United States and by 3.6% in Europe compared to the same period last year according to S&P estimates, and information from Thomson Financial and Harrison Scott Publications.

Although U.S. corporate issuance fell by 36.3% in the first quarter, high-yield issuance portion climbed by 469.4% and accounted for 31.3% of the new issue dollar volume. Public finance increased by 17.4%. The structured finance market produced big increases off a small base. Mortgage-backed securities grew by 34.9%. Asset-backed increased by 184.7%. Collateralized debt obligations were up by 70.0%.

In Europe, a surge in high-yield and a pick-up in structured finance issuance against easy comparisons partially offset the decline in investment-grade corporate issuance.  The $16.0 billion in high-yield issuance in the first quarter of 2010 in Europe compares with $1.1 billion for the same period last year.

International revenue grew by 18.4% to $210.7 million in the first quarter and accounted for 46.7% of Standard & Poor’s Credit Market Services’ revenue in the period compared to 45.5% for the first quarter of 2009.

Standard & Poor’s Investment Services, which accounted for 32.3% of Financial Services’ revenue in the first quarter, benefited from gains at Capital IQ and S&P Indices.

Recovery in global markets helped produce a new record for assets under management in exchange-traded funds based on S&P indices and offset a 10.2% decline in the average daily trading volume of exchange-traded derivative contracts.  At the end of the first quarter of 2010, there were $254.2 billion in assets under management in exchange-traded funds using S&P indices, a year-over-year increase of 60.3% and surpassing the previous record of $247 billion set at year end 2009. In the first quarter of 2010, 21 new exchange-traded funds based on S&P indices were launched — 10 in North America and 11 in international markets — bringing the total to 238.

Capital IQ continued to add new clients in the first quarter, and now has more than 3,000, an increase of 13.5% compared to the first quarter of 2009.

Information & Media:  Revenue for this segment in the first quarter declined by 8.5% to $206.2 million, but grew by 4.3% excluding the divestiture of BusinessWeek. Operating profit increased by $25.0 million to $27.8 million reflecting solid growth by global energy products and the divestiture of BusinessWeek.

The Business-to-Business Group’s revenue in the first quarter declined 9.5% to $187.5 million, but grew 4.5% excluding BusinessWeek, which was divested on December 1, 2009. The Group includes the following brands: Aviation Week, J.D. Power and Associates, McGraw-Hill Construction and Platts. Revenue growth at Platts in global energy markets was the primary driver in the Business-to-Business Group in the first quarter.

The Broadcasting Group’s revenue increased 2.2% to $18.7 million in the first quarter compared to the same period last year. National and local time sales benefited from an increase in automobile advertising.  Health care issues, propositions in California, the race for governor in California and a Senate seat in Colorado combined to produce an increase in political advertising in the first quarter.

The Outlook:  “We are off to a good start, but the first quarter is also seasonally our smallest of the year,” said Mr. McGraw.  “Until we get greater visibility on trends in our key markets, we are maintaining our original guidance for 2010.  We still expect diluted earnings per share of $2.55 to $2.65 for the year.”

Conference Call/Webcast Details:  The Corporation’s senior management will review the first quarter earnings results on a conference call scheduled for this morning, April 27, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?p=irol-eventDetails&c=96562&eventID=3012033. (Please copy and paste URL into web browser.)

Telephone access is available. Domestic participants may call (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 27, 2010. Domestic participants may call (800) 839-4838; international participants may call +1 (402) 220-5089 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a global information and education company providing knowledge, insights and analysis in the financial, education and business information sectors through leading brands including Standard & Poor’s, McGraw-Hill Education, Platts, and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2009 were $5.95 billion. Additional information is available at http://www.mcgraw-hill.com.

Investor Relations: http://www.mcgraw-hill.com/investor_relations
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Release issued: April 27, 2010

* * *

Contacts for The McGraw-Hill Companies:

Investor Relations:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:
Frank Briamonte
Senior Director, Corporate Communications
(212) 512-4145 (office)
(201) 725-6133 (mobile)
frank_briamonte@mcgraw-hill.com

The McGraw-Hill Companies
Statements of Income
Periods ended March 31, 2010 and 2009

(dollars in thousands, except per share data)

(unaudited)	Three Months

	2010	2009	% Change

Revenue	$1,190,390	$1,148,207	3.7%

Expenses	1,000,126	1,023,866	(2.3)%

Income from operations	190,264	124,341	53.0%

Interest expense - net	22,039	20,591	7.0%

Income before taxes on income	168,225	103,750	62.1%

Provision for taxes on income	61,234	37,765	62.1%

Net income	106,991	65,985	62.1%

Less: net income attributable to noncontrolling interests	(3,705)	(2,981)	24.3%

Net income attributable to The McGraw-Hill Companies, Inc.	$103,286	$63,004	63.9%

Earnings per common share:
Basic	$0.33	$0.20	65.0%
Diluted	$0.33	$0.20	65.0%

Dividend per common share	$0.235	$0.225	4.4%

Average number of common shares outstanding:
Basic	313,372	312,017
Diluted	316,264	312,017

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment
Periods ended March 31, 2010 and 2009

(dollars in thousands)

(unaudited)	Revenue
			% Favorable
	2010	2009	(Unfavorable)
Three Months
McGraw-Hill Education	$317,247	$312,628	1.5%
Financial Services	666,983	610,154	9.3%
Information & Media	206,160	225,425	(8.5)%
Total revenue	$1,190,390	$1,148,207	3.7%

(unaudited)	Segment Expenses
			% Favorable
	2010	2009	(Unfavorable)
Three Months
McGraw-Hill Education	$379,039	$389,224	2.6%
Financial Services	406,967	378,561	(7.5)%
Information & Media	178,331	222,653	19.9%
Total segment expenses	$964,337	$990,438	2.6%

(unaudited)	Operating Profit/(Loss)
			% Favorable
	2010	2009	(Unfavorable)
Three Months
McGraw-Hill Education	$(61,792)	$(76,596)	19.3%
Financial Services	260,016	231,593	12.3%
Information & Media	27,829	2,772	N/M
Total operating segments	226,053	157,769	43.3%
General corporate expense	(35,789)	(33,428)	(7.1)%
Interest expense, net	(22,039)	(20,591)	(7.0)%
Total operating profit *	$168,225	$103,750	62.1%

  N/M - not meaningful
*Income before taxes on income

Exhibit 2

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services
Periods ended March 31, 2010 and 2009

(dollars in thousands)

Transaction vs. Non-Transaction Revenue
(unaudited)
	2010	2009	% Change
Three Months
Transaction revenue (a)	$149,044	$111,579	33.6%
Non-transaction revenue (b)	302,411	279,771	8.1%
Total Credit Market Services Revenue	$451,455	$391,350	15.4%

(a) Revenue related to rating new issuance of corporate, public finance and structured finance instruments; bank loans; and corporate credit estimates.
(b) Revenue from annual fees for frequent issuer programs, surveillance and subscriptions.

Domestic vs. International Revenue

(unaudited)
	2010	2009	% Change
Three Months
Domestic revenue	$240,801	$213,455	12.8%
International revenue	210,654	177,895	18.4%
Total Credit Market Services Revenue	$451,455	$391,350	15.4%

Exhibit 3

The McGraw-Hill Companies
Non-GAAP Financial Information

(dollars in thousands)

(unaudited)	Three Months
	March 31, 2010	March 31, 2009	% Change
Revenue:
Information & Media	$206,160	$225,425	(8.5)%
Excluding BusinessWeek	-	(27,791)
	$206,160	$197,634	4.3%

Information & Media - Business-to-Business	$187,484	$207,143	(9.5)%
Excluding BusinessWeek	-	(27,791)
	$187,484	$179,352	4.5%

(unaudited)	Three Months			Full Year
	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenue:
Information & Media	$236,203	$238,904	$253,340	$953,872
Excluding BusinessWeek	(27,497)	(22,231)	(21,636)	(99,155)
	$208,706	$216,673	$231,704	$854,717

Information & Media - Business-to-Business	$215,800	$219,768	$230,016	$872,727
Excluding BusinessWeek	(27,497)	(22,231)	(21,636)	(99,155)
	$188,303	$197,537	$208,380	$773,572

In addition to including financial measures under accounting principles generally accepted in the United States of America (U.S. GAAP), The McGraw-Hill Companies disclosed non-GAAP measures that exclude the impact of the divestiture of BusinessWeek. The non-GAAP measures are provided because management believes they provide useful supplemental information for meaningful comparisons of the Company's results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure.

Exhibit 4